Exhibit 15.2

EXECUTION VERSION

Indosat Finance Company B.V.

(as Issuer)

and

PT Indosat Tbk

(as Guarantor)

and

The Bank of New York

(as Trustee)

and

Indosat International Finance Company B.V.

US$300,000,000 7.75% Guaranteed Notes Due 2010

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 22, 2005

This SECOND SUPPLEMENTAL INDENTURE, dated as of June 22, 2005, by and among Indosat Finance Company B.V., a private company with limited liability organized under the laws of the Netherlands (the “Issuer”), PT Indosat Tbk, a corporation organized under the laws of the Republic of Indonesia (the “Guarantor”), The Bank of New York, a New York banking corporation (the “Trustee”), as trustee, and Indosat International Finance Company B.V., a private company with limited liability organized under the laws of the Netherlands (the “New Guarantor”). Capitalized terms used herein without definition have the meanings assigned to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Issuer, the Guarantor (previously known as PT Indonesian Satellite Corporation Tbk and the successor entity to each of PT Satelit Palapa Indonesia and PT Indosat MultiMedia Mobile, as original guarantors) and the Trustee are parties to the indenture, dated as of November 5, 2003 (the “Indenture”), as amended by the First Supplemental Indenture (as defined below), regarding US$300,000,000 in aggregate principal amount of 7.75% Guaranteed Notes due 2010 (the “Notes”) of the Issuer and guaranteed by the Guarantor;

WHEREAS, the Issuer, the Guarantor and the Trustee are parties to a first supplemental indenture (the “First Supplemental Indenture”), dated as of May 18, 2005, to amend and restate subparagraph (1) of the last paragraph immediately following subsection (h) of the definition of “Debt” contained in Section 1.01 of the Indenture to correct an inaccurate cross-reference;

WHEREAS, Section 9.01(3) of the Indenture permits the Issuer and the Trustee to amend the Indenture to add additional Guarantees with respect to the Notes without notice to or consent of any holder of the Notes; and

WHEREAS, the Issuer, the Guarantor and the New Guarantor hereby desire to amend the Indenture as herein provided;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE ONE

AMENDMENT TO THE INDENTURE

SECTION 1.01. Guarantee by the New Guarantor.

The New Guarantor hereby agrees to be bound by the terms of the Indenture as a Guarantor (as defined in the Indenture). Without limiting the generality of the foregoing, the New Guarantor hereby agrees, on a joint and several basis with the Guarantor, with each of the holders of the Notes and their respective successors and assigns, to the terms set forth in Article X of the Indenture.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01. Effect.

This Second Supplemental Indenture shall become binding upon execution and delivery by the Issuer, the Guarantor, the Trustee and the New Guarantor and shall become effective as of the date first written above. The provisions set forth in this Second Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein and from the date of the Indenture; and every holder of a Note heretofore or hereafter authenticated and delivered thereunder shall be bound hereto. All references in the Indenture or any other agreement, document or instrument delivered in connection with or pursuant to the Indenture shall be deemed to refer to the Indenture as amended by this Second Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

SECTION 2.02. Governing Law.

This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.03. Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture or the Indenture, as supplemented by this Second Supplemental Indenture, limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in the Indenture by the Trust Indenture Act, the required provision shall control.

SECTION 2.04. Multiple Originals; Counterparts.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts together represent the same agreement.

SECTION 2.05. Effect of Headings.

The heading of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

INDOSAT FINANCE COMPANY B.V.,
as Issuer

/s/ Hardi Widodo
Name:	Hardi Widodo
Title:	Managing Director

PT INDOSAT TBK,
as Guarantor

/s/ Hasnul Suhaimi
Name:	Hasnul Suhaimi
Title:	President Director

THE BANK OF NEW YORK,
as Trustee

/s/ Lim Chian Ing
Name:	Lim Chian Ing
Title:	Assistant Vice President

INDOSAT INTERNATIONAL FINANCE COMPANY B.V.,
as New Guarantor

/s/ Johnny Swandi Sjam
Name:	Johnny Swandi Sjam
Title:	Managing Director

INDOSAT INTERNATIONAL FINANCE COMPANY B.V.

(SECOND SUPPLEMENTAL INDENTURE)

SIGNATURE PAGE